Exhibit 99.1


                                FOR IMMEDIATE RELEASE

                               For information contact:

                              Brian Magowan
                              Chairman of the Board and
                              Chief Executive Officer

          For:  COVER-ALL TECHNOLOGIES INC.

                        Cover-All Technologies Inc. announces
                        $3 million convertible debt financing,
                        the resignation of four directors and
                           the election of one new director


          Fair Lawn, NJ...March 31, 1997...COVER-ALL TECHNOLOGIES INC., a Delaware corporation (NASDAQ SmallCap Market COVR and PHLX CVA), today announced that it has raised $3 million of permanent financing through the sale of its 12-1/2% convertible debentures, due 2002, to Tandem Capital, Inc., an affiliate of Sirrom Capital Corporation. The debentures are convertible into shares of common stock at $1.25 per share.

          The funds will be used for working capital in the further deployment of the Classic and TAS 2000 product lines and to repay a $750,000 bridge financing.

          As planned and in conjunction with the closing, Alfred J. Moccia, Leonard Gubar, Peter R. Lasusa and Pamela J. Newman resigned as directors of the company, and Ian Meredith was elected as a director of the company.

          Mr. Meredith is a sales consultant in the healthcare insurance sector and a founder and former Chief Executive Officer of Care Corporation, an affiliate of Software Investments Limited, the largest shareholder in Cover-All Technologies Inc. Care Corporation is a vendor of Third Party Administration services and software technology to workers compensation insurers.

          Mr. Magowan, Chairman of the Board and Chief Executive Officer, confirmed his positive outlook for the company by stating:

          "The money raised today will allow Cover-All to aggressively market and sell its leading edge software products, which are already well accepted in the marketplace. The election to the board of Ian Meredith and Earl Gallegos (announced earlier this month), along with the recent restructuring of the executive management, gives me confidence to focus the Company."

          Cover-All Technologies Inc. is a provider of computer software for the insurance industry, specializing in rapid applications development tools and the delivery of mission critical software solutions for property and casualty policy administration. Cover-All's object-oriented software products utilize Oracle's client-server, relational database technology.